Exhibit 4.4.(a).97

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 81

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Appendix N	1.	In Appendix N:
	a.	In article 6.3, after "The Hosting Licensee shall give" shall come "at least once a day,"; and after "for the Premium Service" shall come (hereinafter "Premium records file")".
	b.	In article 7.2, after "the available balance of the Subscriber" shall come "or at the latest upon receipt of the Premium records file".

(December 30, 2014)

     (sgd)
________________
Avi Berger
Director General